TRADEMARK LICENSE AGREEMENT

          This is a TRADEMARK LICENSE AGREEMENT (the "Agreement"), dated as of June 3, 1999 by and between RIVIERA OPERATING CORPORATION, a Nevada corporation with offices at 2910 Las Vegas Boulevard South, Las Vegas, Nevada 89109 ("Licensor"), and RIVIERA BLACK HAWK, INC., a Colorado corporation with offices at 444 Main Street, Blackhawk, Colorado 80422 ("Licensee").

                                   Background

          WHEREAS, Licensee is a wholly owned indirect subsidiary of Licensor. Licensor is the owner of the mark RIVIERA (the "Riviera Mark") and the other marks listed on Schedule A (collectively the "Marks");

          NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

                                      Terms

          1. Grant of License. Licensor hereby grants to Licensee, for the duration of the term of this Agreement, a non-exclusive, non-transferable royalty-free, worldwide right and license (i) to use the Riviera Mark as part of the corporate name and tradename "Riviera Blackhawk Inc." (the "Tradename") and
(ii) to use the Marks listed in the attached Schedule A (which may be amended from time to time) in such logotypes and trade dress as Licensor may from time to time specify in connection with the operation of a casino, hotel, restaurants, and meeting and convention facilities at Black Hawk, Colorado and the distribution and sale of approved merchandise at such location (collectively, the "Licensed Business"). Licensees will not directly or indirectly use, or authorize the use of, any Mark or Tradename in connection with any product, service, or business other than the Licensed Business.

          2. Use of the Marks.

          (a) Licensee's use of the Marks and Tradename will comply with all style sheets, corporate identity manuals, and other guidelines for the use of the Marks and Tradename provided by Licensor to Licensee from time to time. Licensee will submit to Licensor for Licensor's approval prior to use representative samples of all merchandise, advertisements, brochures, displays, and other advertising or promotional materials bearing any Mark or Tradename, and all merchandise, advertisements, brochures, displays, and other advertising and promotional materials created and used thereafter will not materially vary in quality, content, or design from those originally approved by Licensor.


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          (b) The  quality of the goods and  services  provided  by  Licensee in connection with any Mark or Tradename shall equal or exceed the quality of similar goods and services provided by Licensor or its designees at its casino/hotel at 2910 Las Vegas Boulevard South and at such other locations as Licensor or its designees may operate casino or hotel facilities under the Riviera Mark. Licensee shall submit to Licensor such copies of internal and external quality control reports as Licensor may request, including without limitation all reports on the Licensed Business submitted to regulatory authorities. Licensee will permit duly authorized representatives or agents of Licensor at any time to visit and inspect Licensee's premises and meet with Licensee's personnel regarding the quality of goods and services rendered under the Marks or Tradename, and to inspect all books and records relating to Licensee's use of the Marks and Tradename, the operation of the Licensed Business, and the quality of goods and services rendered in connection with the Marks and Tradename.

          (c) Licensee acknowledges that the purpose of the inspections conducted and quality control standards prescribed by Licensor in this Agreement is to maintain the reputation and the goodwill of the Marks and Tradename and the public's perception and awareness of the Marks and Tradename. Licensor shall not bear or assume any responsibility or liability to third parties or regulatory authorities as a result of setting or enforcing such standards or for any failure of the Licensed Business to conform to such standards. Licensee shall indemnify, defend and hold Licensor harmless against any and all claims, losses, liabilities, damages, costs and expenses (including attorneys' fees and expenses) arising from or relating to Licensee's conduct of the Licensed Business or any other activities conducted by Licensee under any of the Marks or the Tradename.

          3. Ownership and Maintenance of the Marks; Infringement Claims.

          (a) Licensee acknowledges that the ownership of all right, title and interest in and to the Marks and Tradename is vested solely in Licensor. Licensee agrees not to challenge the validity of this license or of Licensor's ownership or registration of any Mark or Tradename, and agrees that Licensee's use of the Marks and Tradename shall inure to the exclusive benefit of Licensor for all purposes. Licensee shall take no action that would prejudice or interfere with the validity of or Licensor's ownership of any Mark or Tradename, and Licensee shall not enter into any agreement with any third party which in any way alters, diminishes or restricts the rights of Licensor in any Mark or Tradename or places any restrictions or conditions upon the use or appearance of any Mark or Tradename.

          (b) Licensor shall have the sole responsibility in its sole discretion for maintaining and defending the validity of the Marks and the Tradename and Licensor's ownership of the Marks and the Tradename as Licensor deems advisable, for seeking and maintaining in Licensor's name such registrations of the

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Marks as Licensor deems  advisable,  and for taking such steps as Licensor deems advisable to protect the Marks and the Tradename against infringement. Licensee shall fully cooperate with Licensor at Licensee's expense in the taking of any such actions. Licensee shall promptly notify Licensor of (i) any unauthorized use or infringement by any third party of any Mark or Tradename and (ii) any assertion by any third party that Licensee's use of any Mark or Tradename constitutes trademark, service mark, trade dress or trade name infringement, unfair competition or any other tortious act (collectively, "Claims"). If Licensor chooses to initiate or defend any legal action with regard to any Claims, Licensee shall cooperate fully with Licensor in the prosecution or defense of such action. Licensor will bear the expenses of any such action (including legal fees) and will be entitled to retain all amounts recovered. Upon Licensor's written request, Licensee shall prosecute or defend any such action under Licensor's direction at Licensor's expense. Licensee shall not otherwise prosecute any application for registration, or prosecute or defend any action involving any Mark or Tradename without the prior written consent of Licensor. If Licensor notifies Licensee that the use of any Mark or Tradename is adjudicated infringing or that Licensor has determined in its reasonable judgment to modify or cease the use of any Mark or Tradename, Licensee will immediately cease the use of such Mark or Tradename or modify such Mark or Tradename consistent with Licensor's instructions at Licensee's expense.

          4. Representations and Warranties. Licensor represents and warrants that it is the owner of the federal trademark registrations listed in the attached Schedule A, that it is the applicant of record in the applications for federal trademark registration listed in the attached Schedule A, and that to the best of its knowledge it is entitled to use the registered Marks in commerce in connection with the Licensed Business. Licensor makes no representations or warranties concerning the Marks and the Tradename other than the foregoing, and disclaims any and all other representations and warranties concerning the Marks and the Tradename. Except as otherwise specifically provided in this Agreement, Licensor has no obligation to indemnify Licensee (or any assignee or other person claiming rights through Licensee) in the event that Licensee's use of a Mark or Tradename infringes, dilutes or otherwise violates, or is claimed to infringe, dilute, or otherwise violate, the rights of any third party, and in no event will Licensor be liable to Licensee (or any assignee or other person claiming rights through Licensee) for incidental, special, or consequential damages of any kind.

          5. Term and Termination.

          (a) Unless this Agreement is terminated earlier pursuant to Section 5(b) below, this Agreement shall terminate at such time as the Management Agreement of even date between Licensee and Riviera Gaming Management of Colorado, Inc. ("Gaming") terminates in accordance with its terms or at such time as

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Licensor  ceases to have a  controlling  equity or voting  interest  in  Gaming, whichever occurs first , provided that in the event that this Agreement has been assigned to a third party or parties (collectively the "Secured Parties") as part of the security for indebtedness incurred by Licensee and the Secured Parties shall request in writing an extension of the term of this Agreement for a specified period not to exceed six months ("Extended Term") and shall agree in writing to terminate all use of the Marks by the end of the Extended Term, and shall abide by the provisions of Section 6(b), the term shall be extended for the period of the Extended Term.

          (b) Licensor may terminate this Agreement at any time in the event of a material breach of any of its terms by Licensee. In such event, Licensor shall deliver written notice of such breach to Licensee and allow Licensee sixty (60) days after the delivery of such notice in which to cure such breach. If the breach is not cured to the reasonable satisfaction of Licensor, then this Agreement shall terminate 60 days after the date of delivery of notice.

          (c) Licensor's failure to terminate this Agreement for any one or more acts or instances constituting a breach shall in no way be construed as a waiver, express or implied, of Licensor's right to terminate for any other act or instance of like or different nature.


          6. Effect of Termination. Upon the termination of this Agreement for whatever reason:

          (a) the license of the Marks and Tradenames to Licensee, all of Licensee's rights under this Agreement, and the rights under any sublicenses of the Marks granted by Licensee, shall cease;

          (b) Licensee shall (i) immediately cease all use of the Marks and all materials bearing the Marks, (ii) shall reasonably promptly cease all use of the Tradename and all materials bearing the Tradename and shall file with the appropriate state governments to change its corporate name to delete the word RIVIERA, and (iii) shall not adopt or use any similar marks or tradenames; and

          (c) all of the other rights, duties and obligations of the parties hereunder shall terminate except Licensees' covenants or obligations under Sections 2(c) and 3.

          7. Assignment; Sublicensing. Except for an assignment to the Secured Parties as contemplated by that certain Collateral Agreement, dated as of June 3, 1999, made by the Licensor in favor of certain secured parties. Licensee may not, without prior written consent of Licensor which may be granted or withheld in

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Licensor's discretion,  assign, sublicense or transfer to any third party any or all part of their rights or duties under this Agreement. Licensor may freely assign any or all of its rights and obligations under this Agreement (and any successor or assign of Licensor shall enter into a Consent to Collateral
Assignment of License substantially in the form of that certain Consent to Collateral Assignment of License entered into by Licensor for the benefit of certain secured parties).

          8. Miscellaneous.

          (a) Any notice or consent required to be given under this Agreement shall be in writing and shall be deemed given if personally delivered, sent by facsimile transmission with confirmation of receipt, sent by overnight courier, or sent by first class mail to the parties at the following addresses:

          If to Licensor:

                           Riviera Operating Corporation
                           2910 Las Vegas Boulevard South
                           Las Vegas, Nevada 89109
                           Fax:  (702) 794-9277
                           Attention:  President

          If to Licensee:

                           Riviera Black Hawk, Inc.
                           444 Main Street
                           Black Hawk, Colorado 80422
                           Fax:  (303) 582-5469
                           Attention:  President

or to such other addresses as each party may designate in writing from time to time.

          (b) This Agreement is governed by and shall be construed in accordance with the law of the state of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. This Agreement may be amended or modified only by a writing executed by all parties, and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          (c) This Agreement sets forth all of the promises and undertakings between the parties relating to the subject matter hereof and supersedes

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all prior and contemporaneous agreements and understandings, express or implied, oral or written with respect to the subject matter hereof.

                     [Signatures continued on the next page]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


                                       RIVIERA OPERATING CORPORATION


                                       By:________________________________
                                          Name:
                                          Title:



                                       RIVIERA BLACKHAWK, INC.



                                       By:________________________________
                                          Name:
                                          Title:


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                                   SCHEDULE A

                                  REGISTRATIONS

Mark                                 Reg. No.                        Reg. Date

RIVIERA                              2,090,347                       8/26/97

                                  APPLICATIONS

Mark                                 Serial No.                      Filing Date

$40 FOR $20                          75/194.182                      11/6/96

BONUS 21 PLUS                        75/152,286                      8/19/96

JACK POTS                            75/567,371                      10/8/98

JACK POTS                            75/567,372                      10/8/98

JACK POTS                            75/367,373                      10/8/98

LOOSIE SLOTS                         75/567,368                      10/8/98

LOOSIE SLOTS                         75/567/369                      10/8/98

LOOSIE SLOTS                         75/567/370                      10/8/98

NICKEL HEAVEN                        75/423,123                      1/26/98

NICKEL TOWN                          75/421,961                      1/22/98

RIVIERA                              74/646,349                      3/13/95